NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 28, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 17, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of Eaton Vance Tax-Managed Buy-Write Strategy Fund into Eaton Vance Tax-Managed Buy-Write Opportunities Fund became effective before the open on April 17, 2023. Each Common Share of Beneficial Interest of Eaton Vance Tax-Managed Buy-Write Strategy Fund was exchanged for 0.750447085 Common Shares of Eaton Vance Tax-Managed Buy-Write Opportunities Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 17, 2023.